(logo)DALE
                                MORTGAGE BANKERS

MARCH 25, 1996


Nowest Bank Minnesota, N.A.
11000 Broken Land Parkway, 2nd Floor
Columbia, Maryland 21044-3562
Att: Vice President Master Servicing Department

Re: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1995 fiscal year:

         A. I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties. responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.,

         B. I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

         C. I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

         D. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect,

         E. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Ryland Mortgage Company;

         F. All Custodial Accounts have been reconciled and are property funded; and

         G. All annual reports of Foreclosure and Abandonment of Mortgaged Property require per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.


         Certified by:
         /s/ S. Benjamin Murolo                             March 25, 1996
         S. Benjamin Murolo, Senior Vice President



                           DALE MORTGAGE BANKERS CORP.
                 990 STEWART AVENUE, GARDEN CITY, NEW YORK 11530
                                 (516) 229-3200
    BRANCHES: Albany, Binghamton, Fishkill, Hauppauge, Liverpool, Purchase,
              Staten Island, West Nyack, Fairfield NJ, Norwalk CT